                                                                    Exhibit 99.3

                        Elron Electronic Industries Ltd.

            Option Plan for Employees, Directors and Officers - 2003
            --------------------------------------------------------

1. In order to increase the long-term identification of key employees of Elron Electronic Industries Ltd. (hereafter: the "Company") with the company and that of key employees of related companies with those companies, the Company has instituted the following plan:

      The aim of the plan is to provide employees, directors and officers of the Company and of related companies, who do not hold a controlling interest in the Company (hereafter: "employees"), with options to purchase shares of the Company (hereafter: the "options"). The Company has reserved five hundred thousand (500,000) ordinary shares, each having a par value of NIS0.003 for the purposes of allotment within the framework of the plan, subject to adjustments required in accordance with the terms of the plan.

      For the purposes of this plan:

      "Control" - as defined in section 32(9) of the Income Tax Ordinance [new version], 5721-1961 (hereafter: the "Ordinance").

      "Related company" - any company that has a controlling interest in the Company, or any company in which the Company has a controlling interest, or any company in which a controlling interest is held by the same person that controls the Company.

      The names of the employees, the amount of options to be granted to each of them and the date upon which the options are to be granted will be determined from time to time by the Board of Directors, subject to additional approvals, as required by law.

      The options will be granted according to the provisions of section 102 of the Ordinance as well as the rules and/or any regulations and/or procedures and/or any other terms deriving therefrom (hereafter: "Section 102"). The amount of options to be granted to each employee will be determined by the Board of Directors, based on his/her potential contribution to the Company or to a related company, his/her seniority, managerial and/or professional responsibilities and professional excellence.

      The "date of grant", which is the determining date for establishing the right to exercise the options as detailed in section 7 below, will be provided in the grant letter. The date of grant may be earlier or later than the date of the grant letter.

2. The options will be granted to the employee by means of a grant letter signed by the Company, specifying the terms and conditions for the grant of options, along with a copy of the plan (hereafter: the "grant letter"). The grant letter will include, among other matters: (1) the amount of options granted to the employee; (2) the exercise price (as defined in section 3 below); (3) the date of grant; (4) the tax track according to
      Section 102, pursuant to which the Company has elected to grant the options to the employee.

3. Each option will be exercisable into one ordinary share of the Company at a par value of 0.003 NIS, in exchange for cash payment to the Company of the exercise price in NIS, as determined from time to time by the Board of Directors (hereafter: the "exercise price"), according and subject to the terms of this plan (the share deriving from an exercised option will be referred to hereafter as an "exercised share".)

4. The right to receive the options offered by the plan, and the options themselves, are not transferable to another person.

5. The options will be allotted to an employee compensation trustee company, which will serve as trustee for the employees, as specified in the deed of trust to be signed between the Company and the trustee, according to the provisions of Section 102, and not directly to the employees. The deed of trust is attached to this plan as Annex A.

6. The options included in the plan will be listed in the name of the trustee for the employees, after 30 days have elapsed from the date of notification of Income Tax authorities according to Section 102(a)(2), and after approval for the plan and for the trustee has been obtained from Income Tax authorities according to Section 102(a)(3), and subject to fulfillment of all required conditions and receipt of all approvals and authorizations required for execution of the grant.

7. The options will be exercisable into exercised shares in 4 equal annual portions beginning at the end of the first year from the date of grant, cumulatively, as specified below:

      7.1. As of the end of the first year from the date of grant, the employee will be entitled to exercise up to 25% of the total amount of options granted to him under this plan.

      7.2. As of the end of the second year from the date of grant, the employee will be entitled to exercise up to an additional 25% of the total amount of options granted to him under this plan, a total of up to 50% of the total amount of options granted to him under this plan, where this amount also includes options that have become exercisable earlier according to section 7.1 above.

      7.3. As of the end of the third year from the date of grant, the employee will be entitled to exercise up to an additional 25% of the total amount of options granted to him under this plan, a total of up to 75% of the total amount of options granted to him under this plan, where this amount also includes options that have become exercisable earlier according to sections 7.1 and 7.2 above.

      7.4. As of the end of the fourth year from the date of grant, the employee will be entitled to exercise all the options granted to him under this plan.

8. Options whose date of exercise has arrived according to section 7 above may be exercised on any business day on which the Company operates, up to 5 years after the date of their registration in the name of the trustee (hereafter: the "exercise period"), unless their exercise is limited under the provisions of this plan and under any law. At the end of the exercise period the options will expire.

9. For the avoidance of doubt, it is hereby clarified that an employee is entitled to exercise small portions of the amount of exercisable options on each of the dates mentioned in section 7 above, without prejudice to his/her right, according to section 8 above, to exercise the remainder of the amount that was exercisable at that time at a later date, provided that they are exercised before the end of the exercise period.

10. Exercised shares may not be sold or transferred by the trustee or transferred from the trustee to the employee before the lock-up period specified in Section 102 has elapsed, according to the tax track chosen by the Company and the terms of Section 102, from the date of registration of the options in the name of the trustee - except where the appropriate approvals have been obtained from tax authorities, including an approval for the continued application of the exemption under Section 102 of the Ordinance to the options and/or exercised shares in question.

11. The following provisions will be in effect from the date of allotment of the options under this plan until the end of the exercise period:

      11.1 If the Company distributes bonus shares, whose date of distribution is earlier than the actual exercise date, shares in the number and kind that the option holder would have been entitled to as bonus shares had he/she exercised the options before the date determining the right to receive bonus shares will be added to the exercised shares to which the holder of the options is entitled upon exercising the options.

      11.2 The exercise price of each option will not change as a result of the addition of such bonus shares, while other terms referring to the exercised shares will also apply to the bonus shares added to the exercised shares, mutatis mutandis.

      11.3 If the Company's shareholders are offered, by way of rights offering, a purchase of securities of any kind, there will be no increase in the amount of exercised shares to which persons who exercise options of the Company are entitled. The Company must ensure that the rights are offered under the same conditions, mutatis mutandis, to option holders of that have not yet been exercised, as though these option holders had exercised their options prior to the date determining the right to participate in this rights offering.

      11.4 If the Company distributes cash dividends to its shareholders, and the date for determining the right to receive such dividends is earlier than the actual time of exercise, the exercise price for each option not exercised prior to the end of such determining date, shall be reduced by an amount equal to the amount of the dividend per share distributed, calculated in the same currency as the exercise price according to the representative rate of exchange as of such determining date and multiplied by the amount of exercised shares to which the optionee was entitled to receive had the optionee exercised the option immediately prior to such determining date.

      11.5 The number of exercised shares to which each option holder is entitled will be adjusted only in the case of distribution of bonus shares, as stated above, but not in the case of any other allotment (including allotment to interested parties) or distribution of dividends.

12. The exercise price will be paid to the Company on the date of exercise. The "date of exercise", for this purpose, is the date upon which the Company received the option holder's notification of his/her desire to exercise the option, along with full payment in cash of the exercise price thereof.

13. Notwithstanding the provisions of section 12 above, the Company will be entitled, in exceptional cases, in its sole discretion on a case-by-case basis, to allow payment of the exercise price out of the proceeds from the sale of the exercised shares, provided that the Company has ascertained the employee's ability to pay the exercise price at that time. Employees are not entitled to demand that the Company act as described in this section.

14. Immediately following the exercise, the Company will allot the exercised shares in the name of the trustee or another name as directed by the trustee, except in the event that the Company and the trustee have received a written request from the employee to allot the exercised shares in another manner under this plan. The appropriate share certificates will be delivered to the trustee, or to whomever the trustee directs that they be delivered, at the Company's registered offices, no later than the end of the month following the date of their allotment.

15. The Company will approach the Tel Aviv Stock Exchange ("TASE") with a request to register the exercised shares on the TASE following their allotment.

16.   The employee will not be entitled to receive fractions of shares.

      All excess fractions of shares that ensue, if any, will be sold by the trustee on the TASE within a period of one month from the date of the above allotment and the net proceeds, after deduction of sale expenses, fees and other costs, if applicable, will be paid to the entitled persons within 14 days of the date of the sale.

17. An option that has been exercised will expire on the date of allotment of the exercised shares.

18. As of the date of their allotment, the shares derived from exercised options will be equal in rights for all intents and purposes to ordinary shares with par value of 0.003 NIS each existing in the Company, including full rights of the shareholders to participate in distribution of cash dividends, bonus shares or any other distribution for which the determining date for participation falls on or after the date of exercise.

19. The trustee will not be obligated to continue to hold in trust the exercised shares and/or other securities allotted in the trustee's name and/or other securities transferred to the trustee under the terms of this plan to be held in trust for the employee, after 5 years have elapsed from the date of deposit of the options in trust and their registration in his/her name, except where agreed otherwise between the trustee and the Company.

      Unless agreed otherwise with the Company, after 5 years have elapsed from the date at which the options were deposited in trust and registered in the trustee's name, the trustee will be entitled to transfer the exercised shares and/or other securities as stated that have been deposited with him, to the employee, if possible, and if not possible, to whomever is designated by the Company, and if the Company does not so designate any person, to another trustee to be selected by the trustee in his sole discretion. If the trustee is obligated to pay any tax as a result of this transfer, the trustee is entitled, in his sole discretion, to sell part of the exercised shares and/or other securities whose proceeds will cover the total amount of applicable tax and to pay the tax. The Company will be responsible for compensating the employees for such a sale.

20. As long as the exercised shares are registered in the name of the trustee, the voting rights at the Company's general meeting connected with the shares will remain with the trustee. The trustee will represent the employee entitled to the exercised shares at general meetings and vote, or, in his sole discretion, empower another person, including the employee, to vote in his/her name and in place of the trustee according to the employee's instructions, if provided.

21. If the Company distributes bonus shares for which the determining date for distribution and the date of distribution fall during the period in which exercised shares are registered in the name of the trustee for the employees, the Company will transfer to the trustee an amount of bonus shares according to the number of exercised shares registered in his/her name at the time of distribution, and the trustee will hold them in trust for the employees. In the event shares have been transferred from the trustee to the employee and/or sold by the trustee at the employee's request between the determining date for distribution and the date of distribution, the Company will transfer bonus shares in respect of these shares directly to the employee. Each employee will be entitled to shares in the same number and kind to which he would have been entitled, had the shares been held by him prior to the determining date for the right to receive the bonus shares.

22. If the Company offers securities to its shareholders by way of a rights offering, where the determining date for the right to entitlement and the date of allotment of the securities fall during the period in which exercised shares are registered in the name of the trustee for the employees, the Company will allot to the trustee, subject to receipt of the appropriate notification of exercise of the right and payment as required by the employee in question, securities as described, according to the amount of shares held in trust at the time of allotment, for each employee who has provided notification and payment as stated. In the event that shares have been transferred from the trustee to the employee and/or sold by the trustee at the employee's request between the determining date for entitlement to the rights and the date of allotment of the securities, the Company will allot securities in respect of these shares directly to the employee who has provided notification and payment as stated. The laws applying to securities allotted as above, unless otherwise approved by the Income Tax Authority, will be the same as those applying to the shares with respect to which they were allotted.

23. If the Company distributes dividends for which the determining date for distribution falls during the period in which exercised shares are registered in the name of the trustee for the employees, the Company will transfer dividends to each employee according to the amount of exercised shares registered in the name of the trustee for such employee and will provide appropriate notification to the trustee.

24. If the trustee sells exercised shares at the employee's request, or transfers them in the employee's name, the employee will be considered as though he/she had sold the shares and will be subject to tax according to the terms of Section 102 of the Ordinance and the rules therein.

      The trustee will deduct income tax in advance, at the rate stated in
      Section 102 of the Ordinance, from the proceeds of the sale or the value of the shares transferred to the employee's name, as applicable, except where approval from Income Tax authorities has been provided to the trustee establishing a different rate of tax to be deducted in advance or other appropriate instructions, prior to the lapse of six days from the date of sale of the shares or their transfer to the employee's name. The employee will complete the tax payment up to the full tax applicable to his/her income.

      In its sole discretion, the Company may approach the tax authorities in order to obtain their approval for the Company to deduct the tax in advance. If this approval is obtained, the Company may deduct the tax in advance.

25. If the employer-employee relationship between the employee and the Company or between the employee and a related company, as applicable, has been terminated, for any reason, the employee will not be entitled to exercise the full amount of options granted to him, but will be able to exercise only the amount of options whose date of exercise has arrived at the time of termination of the employee-employer relationship, under the terms of this plan, within 90 days of termination. However, in the following cases the Company, in its sole discretion, may set further limitations for the exercising of options granted to the employee, including determining that the employee will not be able to exercise any options beyond those options that he has already exercised prior to termination of the employer-employee relationship:

      25.1. If the employee has admitted committing an offense against the Company or charges have been filed against him/her for such an offense.

      25.2. If the employee has acted or is acting in a manner that constitutes business competition with the Company or with the company at which he/she was employed, or has acted or is acting in some other way in the knowledge that his/her actions may in the past, present or future enable another party to compete with the Company or with the company with which he was employed, or may in the past, present or future facilitate or encourage another party's competition with the

              Company or with the company with which he was employed.

      25.3. If the employee has committed a material breach of his/her employment contract with the Company or the company with which he was employed, as applicable.

      The Board of Directors has the sole authority to determine whether a particular behavior on the part of the employee is included under the definition of activities to which sections 25.2 and 25.3 above apply, or constitutes a material breach of the employment contract between the employee and the Company or the company with which he was employed, as applicable.

      If the employee has been convicted by final verdict of an offense against the Company or the company with which he/she was employed, as applicable, he/she will not be entitled to exercise any options beyond those options that he/she exercised prior to termination of the employer-employee relationship. If the employee's employment has been terminated due to one of the causes listed in this section above, the employee will indemnify the Company for payments the Company has made to the National Insurance Institute for the employer's portion of National Insurance payments.

26. Notwithstanding the provisions in section 25 above, the Company may, in exceptional cases, in its sole discretion, on a case-by-case basis, instruct the trustee, subject to receipt of an appropriate written request from the employee, to exercise all the options registered in the name of the trustee for the employee, and to transfer to him/her all the exercised shares, and/or to continue to hold, under the terms of the plan, options and/or exercised shares in trust for the employee, provided that the instructions regarding the transfer of the options and/or exercised shares to the employee are not given before the lock-up period has elapsed according to the terms of Section 102 and the tax tracks according to which the options were allotted to the employee, except where they are given after obtaining approval from the tax authorities, and subject to the condition that the options and/or exercised shares are not held in trust by the trustee according to the Company's instructions, as stated above, beyond the date stated in section 19 above, all subject to the terms of Section 102 of the Ordinance.

27. If the employer-employee relationship between the employee and the Company or a related company, as applicable, is terminated before the end of the lock-up period for the tax track selected by the Company under the terms of Section 102, the employee's right to tax deferral and the rate of taxation will be determined according to the terms of Section 102. The Company may require the employee not to breach the terms of Section 102, and this requirement may include not selling the exercised options or not transferring the options to the employee's name until the end of the lock-up period.

28. In the event of the employee's death, his/her beneficiaries will be entitled to exercise those options which the employee would have been entitled to exercise, during a period of 12 months from the time of the employee's death (hereafter: the "additional period"), at any point during the additional period that is not later than the end of the exercise period, and to receive the exercised shares from the trustee. If the exercised shares are transferred to the employee's beneficiaries, the tax provisions under all applicable law will apply to them.

29. Options which the employee or his/her beneficiaries are not entitled to exercise according to sections 25 through 28 above will expire at the date of termination of the employer-employee relationship between the employee and the Company or between the employee and a related company, as applicable.

30. Options which the employee or his/her beneficiaries are entitled to exercise according to sections 25 through 28 above and have not been exercised at the end of the period that has been set for their exercise will expire at the end of that period or at the end of the exercise period, whichever is the earlier.

31. The Company will be entitled to use existing options to which the employee's rights have been cancelled in order to reallocate them to entitled employees under the provisions of the plan, in an amount equal to the amount of options cancelled. The dates for consolidating employees' rights, the determining date of grant and the options period will be calculated from the date upon which the options were granted again.

32. Fees, expenses and terms of payment to the trustee are as specified in the deed of trust as stated in section 5 above.

33. Nothing in the terms of this plan, allotment of options and/or allotment of shares deriving from the exercise of options, any other action of the Company regarding the options and the shares derived from the exercise of the options, and/or any agreement or contract between the Company and the employee in connection with the above, unless expressly determined otherwise in writing, shall be deemed to grant the employee any right and/or create any obligation of the Company or related companies or corporations in which the Company has holdings or is related to in any other way, to any provision of information, including in response to a request by the employee or anyone acting on his/her behalf, regarding such corporations and regarding the Company (including information regarding their organs' decisions, assets, business and condition, actions taken in the past or present or actions planned, their plans at any time and estimates concerning their future). The provisions of this section shall not detract form the rights of the holder of the exercised shares according to the Company's Articles of Association.

34. Subject to any law, the Company's Board of Directors may cancel the terms of the plan and/or any part thereof, add to its terms or make any alterations to its terms, in its sole discretion, in general or in reference to a particular allotment or a particular employee, all subject to the condition that any such change shall not apply to options and/or exercised shares that were allotted to the employee prior to the decision to make the alteration or prior to the alteration taking effect, as applicable, without the employee's consent, except where such an alteration does not detract in any way from the employee's rights according to the plan, with regard to options and/or exercised shares.

                                 Trust Agreement
                                 ---------------

                Executed in Tel-Aviv on the 11th day of May, 2003

      BETWEEN

      Elron Electronic Industries Ltd. an Israeli company (the "Company") Of 3 Azrieli Center, 42nd Floor, Triangle Building, Tel Aviv, Israel
      Attn: Mr. Doron Birger
      Tel. No. (+)972-3-6075555
      Fax No. (+)972-3-6075556

      On the one part
      ---------------

      AND

      Employees Remuneration Trust Company, (the "Trustee") an unlimited company of advocates of 1 Azrieli Center, Tel Aviv 67021, Israel
      Attn. Michal Lavee Machlav, Adv.
      Tel. No. (+) 972-3-6074510
      Fax No. (+) 972-3-6914164

      On the other part
      -----------------

      RECITALS
      --------

      WHEREAS
      -------

      The Company has adopted an Option Plan dated as of May 11, 2003 as amended, the "Plan" (capitalized terms and herein and not otherwise defined shall have the meanings given to them in the Plan);

      WHEREAS
      -------

      Pursuant to the Plan, the Company from time to time may grant options ("Options") to employees as defined in Section 102 of the Israeli Income Tax Ordinance [New Version], 1961 (respectively: each an "Employee" and collectively "Employees", "Section 102" and the "Tax Ordinance");

      WHEREAS
      -------

      According to the Plan the Options may be allotted to a trustee for the benefit of one or more employees designated by the Company ("Designated Employees") so that the trustee shall hold the Options in trust for such Employees until the end of the holding period, as defined in the Tax Ordinance and the Income Tax Rules (Tax Relief for Issuance of Shares to Employees), 2003 (the "Rules") and restated in the Plan (the "Holding Period");

      WHEREAS
      -------

      The Company wishes to appoint the Trustee as the trustee for the Plan and the Trustee has agreed to act as trustee for the Company and its Affiliates (as defined in Section 102) under the terms and conditions set forth herein.


      THEREFORE IT IS HEREBY AGREED BETWEEN THE PARTIES AS FOLLOWS:

1. The Recitals to this Trust Agreement form an integral part of this Trust Agreement.

2. In accordance with the Plan, Options shall not be allotted to Employees but shall be allotted to the Trustee for the benefit of one or more Designated Employees and shall be held by the Trustee, subject to the provisions of Section 102 and the Rules, until the end of the applicable Holding Period.

3. Until all taxes have been paid in accordance with Section 7 of the Rules, Options and Shares issuable upon the exercise of such Options (the "Underlying Shares") may not be sold, transferred, assigned, pledged, encumbered, or otherwise willfully hypothecated or disposed of and no power of attorney or deed of transfer, whether for immediate or future use may be validly given. Notwithstanding the foregoing, the Options and Underlying Shares may be validly transferred in a transfer made by will or by laws of descent provided that the transferee thereof shall be subject to the provisions of Section 102 and the Rules as would have been applicable to the deceased Designated Employee were he or she to have survived.

      In the event that any Designated Employee's Options and the Option Shares are transferred by will or by laws of descent, the provisions of the Trust Agreement shall apply to the heirs or transferees of such Designated Employee.

4. Subject to section 7 of the Rules, the Trustee hereby undertakes to hold the Options in trust for the benefit of the Designated Employees until the end of the applicable Holding Period as provided in the Plan and shall continue to hold the Options and the Underlying Shares after the end of the Holding Period until their release at the request of the Designated Employee, subject to this Trust Agreement and the Program.

5. During the applicable Holding Period and applicable vesting period (as set forth in the Grant Letter of such Option) the Designated Employee shall be entitled to exercise the Options allocated on his/her behalf to the Trustee, i.e. pay the Company the exercise price of the Options, pursuant to a procedure that shall be determined by the parties, and instruct the Trustee to hold the Option Shares on his/her behalf until the end of the applicable Holding Period and applicable vesting period.

6. At any time after the end of the applicable Holding Period (and subject to Section 7 of the Rules) and applicable vesting period (as set forth in the Grant Letter of such Option) the Designated Employee shall be entitled to instruct the Trustee, pursuant to a procedure that shall be determined by the parties, to exercise the Options and/or release and/or sell the Option Shares that are held by the Trustee for the benefit of such Designated Employee. The Trustee will comply with the instruction of such Designated Employee, provided that if the Designated Employee instructs the Trustee to transfer (not sell) the Option Shares to him/her, the Trustee has received prior to such transfer, an approval from the Tax Authorities confirming that all required taxes according to Section 102 and the Rules have been paid by such Designated Employee.

      The Options and the Option shares shall be held by the Trustee until their exercise or their expiration date according to the Program, whichever shall be earlier; provided, however, that subject to the provisions of
      Section 7 of the Rules, in no event may the Options or any Option Shares be released from the Trust prior to the expiration of the applicable Holding Period.

7. In the event of a distribution of rights, including an issuance of bonus shares, in connection with Options originally allocated (the "Additional Rights"), all such Additional Rights shall be allocated and/or issued to the Trustee for the benefit of Designated Employees, and shall be held by the Trustee for the remainder of the applicable Holding Period for the Options originally allocated. Such Additional Rights shall be treated in accordance with the provisions of the applicable Tax Track. The provisions of this Trust Agreement shall also apply to the Additional Rights.

8. The Company undertakes to refrain from allotting Options to any Employee unless such Employee agrees in writing with the Company (1) to comply with all the provisions set forth in Section 102, the Rules, this Trust Agreement, the Plan and the Grant Letter; and (2) subject to the provisions of Section 102 and the Rules, undertakes not to exercise the Options nor sell or release the Underlying Shares from trust prior to the expiration of the Holding Period.

9. The Company hereby instructs the Trustee to act, in the event that a matter regarding the actions of the Trustee is not detailed in this Trust Agreement, in accordance with the provisions of the Plan and in the absence of a provision in the Plan, to act in accordance with it's sole discretion and in any event in accordance with Section 102 and the Rules.

10. So long as Options, Option Shares or any other Additional Rights transferred to the Trustee or registered in the Trustee's name in accordance with this Agreement ("Other Security") are held in trust, the Company shall pay the Trustee an annual fee per allotment, per Employee, as shall be determined by the parties in a separate agreement ("Fees").

11. All commissions, expenses taxes and obligatory payments (if applicable) arising from or pertaining to the holding of Shares and/or any Other Security by the Trustee shall be born on the Company who shall also pay any stamp duty if due in respect of this Trust Agreement. All commissions and expenses, tax or obligatory payments (if applicable) including stamp duty, arising from or in connection with the Options, the exercise of rights to Shares, the transfer of Shares or any Other Security, receipt of dividends and/or exercise of rights shall be borne by the Employees.

12. The Trustee will not be obliged to carry out any act that may cause the Trustee to incur an out of pocket expense, unless the payment of such expense, by the Company and/or Employees, is guaranteed to the Trustee's reasonable satisfaction.

13. The Trustee will not be obliged to hold any Options, Underlying Shares or any Additional Rights in trust after the date, hereof, unless agreed otherwise by the Company and the Trustee.

14. The Trustee shall be entitled to resign from its position as trustee at such time as it sees fit by giving 90 days prior written notice to the Company. Not later than 30 days after the receipt of the notice of resignation, the Company shall appoint another trustee and the required notifications shall be filed by the Company, the Trustee and the newly appointed trustee with the Tax Authorities.

15. The Trustee undertakes to fulfill its duties under this Trust Agreement in good faith and with reasonable care. The Trustee shall not be liable for any damage or loss incurred by the Company, its Affiliates or Employees as a result of any action or omission on its part (other than a breach of this Trust Agreement) in connection with this Trust Agreement or the implementation thereof, provided that it acted in a reasonable manner and in good faith.

16. The Company shall immediately indemnify the Trustee upon its request, against any loss, damage or expense of any kind (including lawyer's fees and other expert's fess) that the Trustee shall incur as a result of or in connection with the performance of its duties pursuant to the terms and provisions of this Trust Agreement or the performance of a trustee's duties required by law, unless such loss, damage or expense results from the gross negligence, bad faith or willful misconduct of the Trustee or from a breach of this Trust Agreement. The Company shall indemnify the Trustee for any payment it shall have to make to the Company or any third party including Employees, as a result of a court sentence or a compromise that the Company has agreed to, filed in connection with (directly or indirectly) this Trust Agreement or the Trust services.

17. The Trustee shall be entitled to consider as true and correct any document it receives, including but not limited to - letters of instructions, notifications, requests, agreements or confirmations, that appear to be signed by the appropriate entity and/or person and that the Trustee believes in good faith to be true.

18. This Agreement and all documents delivered or executed in connection herewith shall be governed by, and construed and administered in accordance with Israeli Law.

19. The parties shall also sign the Hebrew form of "Addendum B - Trust Agreement" that has to be submitted to the tax authorities according to the Rules.

      Unless notified otherwise by one party to the other, the addresses of the parties shall be as detailed in this Trust Agreement.


      IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement on the day and year first above written:


-----------------------------------------------------------------------------
   /s/ Elron Electronic Industries Ltd.        /s/ Employees Remuneration
                                                      Trust Company
-----------------------------------------------------------------------------
               The Company                             The Trustee
------------------------------------------------------------------------------